Exhibit 10.1

Hand Delivered

March 9, 2015

Revised March 12, 2015

Mr. Peter J. Graham

Delcath Systems, Inc.

1301 Avenue of the Americas, 43rd Floor

New York, NY 10019

Re:	Separation Agreement and Release

Dear Peter:

As we have discussed with you, your employment with Delcath Systems, Inc. (“Delcath”) terminated on March 9, 2015. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific separation pay and benefits that Delcath will provide you in exchange for your agreement to the terms and conditions of this Agreement. If you wish to accept this offer, you must sign this Agreement on or after the Separation Date, but before the Expiration Date set forth at the end of this Agreement.

By your signature below, you agree to the following terms and conditions:

1. End of Employment.

a. Your employment with Delcath ended effective March 9, 2015 (the “Separation Date”).

b. Upon your receipt of your final paycheck, which includes payment for services through the Separation Date, you will have received all wages owed to you by virtue of your employment with Delcath or termination thereof.

c. Upon your receipt of payment in the amount of Twenty Five Thousand Three Hundred Ninety Six Dollars And Eighty Cents ($25,396.80), less applicable deductions and withholding, which represents payment for One Hundred Sixty (160) hours of accrued and unused vacation at your regular rate, to be paid within ten (10) business days following the Separation Date, you will have received all benefits owed to you by virtue of your employment with Delcath or termination thereof.

d. During your employment with Delcath, you were granted various stock options and restricted stock pursuant to the Delcath Systems, Inc. 2009 Stock Incentive Plan, As Amended (“2009 Plan”). As of the Separation Date you were vested in Eighteen Thousand Sixty Eight (18,068) stock options (the “Vested Stock Options”) and Nine Hundred Thirty Seven (937) restricted shares (the “Vested Restricted Stock”) under the 2009 Plan. All stock options and restricted stock that have not vested as of the Separation Date will automatically terminate and be canceled on the Separation Date, and you hereby fully and forever waive and release any and all right to such terminated and canceled stock options and restricted stock. The Vested Stock Options will automatically expire ninety (90) days after the Separation Date and will be governed by the applicable stock option grant letter and the 2009 Plan. The Vested Restricted Stock will be governed by the applicable granting agreements and the 2009 Plan.

e.(i) To the extent it has not been paid as of the date you execute this Agreement, you are entitled to receive your 2014 AIP (as defined below) payment in the amount of Fifty Two Thousand Eighteen Dollars ($52,018.00).

(ii) If any employee participant of Delcath receives a payment pursuant to Delcath Systems, Inc. Annual Incentive Plan (“AIP”) for the fiscal year in which the Separation Date occurred, then you will be entitled to receive a prorated AIP payment (based on the portion of fiscal year you were employed by Delcath) pursuant to the AIP for that fiscal year, subject and according to the terms and conditions of the AIP. If you are entitled to payment under this Section 2.e., payment will be made at the time Delcath pays that fiscal year’s AIP payments to its other executives but in no event later than March 15 of the subsequent fiscal year.

f. The COBRA period for continuation of your insurance coverage under Delcath’s group plans will begin on the first day of the month immediately following the Separation Date. Information regarding your right to elect COBRA coverage will be sent to you via separate letter.

g. You are not eligible for any other payments or benefits by virtue of your employment with Delcath or termination thereof except for those expressly described in this Agreement. You will receive the payments described in this Section 1 whether or not you sign this Agreement. You will not receive the separation pay or benefits described in Section 2 of this Agreement if (i) you do not sign this Agreement, (ii) pursuant to Section 5 below, you rescind your release of claims and Delcath then elects to void the Agreement, or (iii) you violate any of the terms and conditions set forth in this Agreement.

2. Separation Pay and Benefits. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement:

a. Delcath agrees to pay you twelve (12) months’ severance, in the total gross amount of Three Hundred Thirty Thousand One Hundred Fifty Four and 35/100 Dollars ($330,154.35), less applicable deductions and withholding. The separation pay described in this Section 2.a. will be divided into approximately equal installments and paid at regular payroll intervals, but in no event less frequently than monthly, during the 12-month period immediately following the Separation Date. Payments will commence on the first payroll cycle coinciding with or immediately following the 60th calendar day after the Separation Date, provided within such 60-

day period (i) you have signed and returned this Agreement to Delcath, and (ii) the rescission period set forth in Section 5 has expired without rescission. Any payments pursuant to this Section 2.a. that, but for the immediately preceding sentence, would otherwise have been payable by Delcath during such 60-day period will be paid by Delcath in a lump sum on the first payroll cycle after the expiration of such period, and the balance of such severance will be paid in approximately equal installments over the remainder of such 12-month period according to the original payment schedule.

b. If you have not already earned your cash retention bonus pursuant to the Delcath Systems, Inc. Executive Retention Bonus Plan adopted by the Compensation Committee on November 14, 2013, Delcath agrees to pay you such cash retention bonus, to be paid on April 15, 2015.

c. Provided you timely elect pursuant to COBRA to continue to participate in Delcath’s group health and/or dental plans, Delcath agrees to pay the COBRA premiums for health and/or dental coverage under the plans through March 9, 2016 (the “COBRA Payment Period”). Delcath will discontinue payments under this Section 2.c. before March 9, 2016 if and at such time as you (i) are covered or eligible to be covered under the health and/or dental plan of a new employer, or (ii) cease to participate, for whatever reason, in Delcath’s group health and/or dental plans, and you agree to promptly provide Delcath notice if you become covered or eligible to be covered under the health and/or dental plan of a new employer. If Delcath determines, in its sole discretion, that payment of the COBRA premiums under this Section 2.c. would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the COBRA premiums, Delcath may instead elect to pay you on the first day of each month, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (the “Special Severance Payment”), for each remaining month during which you are entitled to receive payment of the COBRA premiums under this Section 2.c. You may, but are not obligated to, use the Special Severance Payment toward the cost of COBRA premiums. Delcath has the right to modify or terminate its group health and dental plans at any time and you will have the same right to participate in Delcath’s group health and/or dental plans only as is provided on an equivalent basis to Delcath’s employees.

d. Provided you timely elect COBRA to continue coverage in the Empire Blue Cross Blue Shield health plan sponsored by Delcath, you and your eligible dependents will continue to participate in, and Delcath will continue to fund your benefit in, the Delcath Systems, Inc. Health Reimbursement Arrangement (the “HRA Plan”) during the COBRA Payment Period on the same terms and conditions as Delcath’s active employees as set forth in the HRA Plan. Delcath has the right to modify or terminate the HRA Plan at any time and you will have the same right to participate in the HRA Plan only as is provided on an equivalent basis to Delcath’s employees.

e. To transfer to you all right, title, and interest in the following devices owned by Delcath and assigned to you during your employment (i) the iPhone6 (including any rights to the telephone number associated with the iPhone6), and (ii) the Lenovo X220 computer (serial number R56DFS)) (individually and collectively the “Devices”). On or before the date you execute this

Agreement, you will return to Delcath the Devices and all other electronic devices or storage media in your possession or control containing Delcath’s confidential or proprietary information. Delcath will remove all Delcath’s confidential or proprietary information and then promptly return to you the Devices and all other devices and storage media provided by you. Delcath’s promise to convey the Devices to you is expressly conditioned on your performance of your duty to return and delete all Delcath’s information. You agree that, if you retain the telephone number currently associated with the iPhone6, you will direct anyone who contacts you at that number regarding Delcath’s business to contact Delcath. Delcath further agrees to continue to pay, through June 30, 2015, for a domestic service plan (voice and data) for the iPhone6. Delcath will not pay, and you will be solely responsible for, any other service or charges, including but not limited to international service and charges. The transfer of the Devices and payment of the service plan will be subject to required payroll taxes, deductions, and withholdings, which will be deducted from the separation pay described in Section 2.a.

f. Notwithstanding the foregoing provisions of this Agreement, if you breach your obligations under this Agreement, the Confidentiality Agreement (as defined below), or any other agreement between you and Delcath containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, cooperation, and/or similar provisions, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to Delcath, you will no longer be entitled to, and Delcath will no longer be obligated to pay, any remaining unpaid portion of the pay or benefits described in this Section 2; provided that, if you sign and have not rescinded this Agreement, in no event will you be entitled to a severance payment of less than $5,000.00, which amount the parties agree is good and adequate consideration, standing alone, for your release in Section 3.

3. Release of Claims. Specifically in consideration of the separation pay and benefits described in Section 2, and to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a. You hereby do release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Delcath, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b. This release includes, without limiting the generality of the foregoing, any claims you may have for any of the following:

•	wages, bonuses, AIP payments (other than as described in Section 1.e. above), commissions, penalties, deferred compensation, vacation, sick, and/or PTO pay, separation pay and/or benefits;

•	defamation of any kind including, but not limited to, libel, slander; invasion of privacy; negligence; emotional distress; breach of express, implied or oral contract; estoppel; fraud; intentional or negligent misrepresentation; breach of any implied covenants; wrongful prosecution; assault or battery; negligent hiring, supervision or retention;

•	wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment);

•	violation of any of the following:

•	the United States Constitution,

•	the New York Constitution,

•	the New York Human Rights Law, N.Y. Exec. § 290 et seq.,

•	the New York City Human Rights Law, N.Y. City Admin. Code §§ 8-101 to 8-1103,

•	N.Y. Lab. Articles 5, 6, 7, 19, 20-C, 25-A, and any other New York law,

•	Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq.,

•	the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,

•	the Older Workers Benefit Protection Act, 29 U.S.C. § 623 et seq.,

•	Civil Rights Act of 1866, 42 U.S.C. § 1981,

•	Civil Rights Act of 1991, 42 U.S.C. § 1981a,

•	the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.,

•	the Genetic Information Nondiscrimination Act of 2008,

•	the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq.,

•	the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.,

•	the National Labor Relations Act, 29 U.S.C. § 151 et seq.,

•	the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.,

•	the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.,

•	the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq.,

•	the Dodd-Frank Wall Street Reform and Consumer Protection Act, 12 U.S.C § 5301 et seq., or

•	any other federal, state or local statute prohibiting discrimination in employment or granting rights to you arising out of the employment relationship with Delcath or termination thereof;

•	any claim for retaliation; and

•	any claim for discrimination or harassment based on age, race, creed, color, national origin, sexual orientation, military status, sex, disability, genetic information, predisposing genetic characteristics, marital status, domestic violence victim status, or any other legally-protected class.

c. You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with Delcath.

d. You are not, by signing this Agreement, releasing or waiving (i) any vested interest you may have in any 401(k) plan by virtue of your employment with Delcath, (ii) any rights relating to the Vested Stock Options and the Vested Restricted Stock, (iii) any rights or claims that may arise after the Agreement is signed, (iv) the post-employment separation pay and benefits specifically promised to you in Section 2 of this Agreement, (v) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (vi) the right to apply for state unemployment compensation benefits, (vii) the right to file a charge with a governmental agency such as the Equal Employment Opportunity Commission or the Securities and Exchange Commission, or a self-regulatory organization such as FINRA (although you agree that you will not be able to recover any award of money or damages if you file such a charge or have a charge filed on your behalf) or to testify, assist, or participate in an investigation, hearing, or proceeding conducted by such an agency or self-regulatory organization, or (viii) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

e. The “Released Parties,” as used in this Agreement, means Delcath Systems, Inc. (“Delcath”) and its related and affiliated entities, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, insurers, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Delcath, in their official and individual capacities.

4. Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that Delcath has informed you by this Agreement that (a) you have the right to consult with an attorney of your choice prior to signing this Agreement and Delcath encourages you to do so, and (b) you are entitled to twenty-one (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you. Delcath encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the 21-day period.

5. Notification of Rights under the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). You are hereby notified of your right to rescind (revoke) the release of claims contained in Section 3 with regard to claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement. In order to be effective, the rescission must

a. Be in writing; and

b. Delivered to Peter Benoit, Delcath Systems, Inc., 566 Queensbury Avenue, Queensbury, NY 12804 by hand or mail within the required period; and

c. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Peter Benoit, as set forth above, and sent by certified mail, return receipt requested.

This Agreement will be effective upon the expiration of the seven-day period. Notwithstanding the foregoing, if you rescind any part of this Agreement in accordance with this Section 5, Delcath will have the right to void this Agreement by giving you written notice within seven (7) calendar days after Delcath’s receipt of your rescission notice. If Delcath exercises its right to void the Agreement, then you will not receive or be entitled to the separation pay or benefits described in Section 2.

6. Continuing Restrictions; Permitted Conduct.

a. You are bound by certain ongoing restrictions and obligations, including but not limited to confidentiality, noncompetition, and nonsolicitation restrictions and obligations contained in the Delcath Systems, Inc. Employee Confidentiality and Restrictive Covenant Agreement, dated January 8, 2014 (the “Confidentiality Agreement”), a copy of which is attached to this Agreement and hereby incorporated by reference. In further consideration of the separation pay and benefits described in this Agreement, you agree that you are and will continue to be bound by the restrictions and obligations contained in the Confidentiality Agreement in accordance with its terms.

b. Subject to any applicable privileges of any of the Released Parties, nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of relevant, necessary and truthful non-privileged information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement or as required by law or legal process or (ii) participating, cooperating, or providing truthful testimony in any charge, action, investigation, or proceeding with, or providing non-privileged information to, any self-regulatory organization, governmental agency or legislative body, provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, you give prompt written notice to Jennifer Simpson (or her successor or designee) so as to permit Delcath to protect its interests in confidentiality to the fullest extent possible.

7. Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, Delcath are the sole property of Delcath. You agree and represent that (a) you have returned to Delcath all of its property (whether or not confidential or proprietary), including but not limited to, all electronic and computer devices and other equipment (except for the two Devices described in Section 2.e. that Delcath has agreed to transfer to you after you have permitted Delcath to remove from the Devices all Delcath’s confidential or proprietary information), all customer records, and all Delcath documents, materials, emails, and texts concerning Delcath from any and all personal media (including, but not limited to, personal computers, Blackberries, PDA’s, cell phones, etc.), whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, and (b) following your returning of all the above-described property, you then deleted or otherwise destroyed all Delcath-related information, including deleting such information from all your personal media.

8. Cooperation. In further consideration for the severance pay and other benefits described in Section 2 of this Agreement (and at no additional cost to Delcath), you agree you will, at Delcath’s request and upon reasonable notice:

a. Answer Delcath’s business-related inquiries within your knowledge and related to your relationship with Delcath.

b. Provide assistance to, and fully cooperate with, Delcath in connection with any claim, investigation, dispute, litigation, or proceeding arising out of matters within your knowledge and related to your employment with Delcath and/or any affiliated or related company. Your cooperation will include, but not be limited to, providing truthful information, declarations, and/or statements to Delcath, meeting with attorneys or other representatives of Delcath, and preparing for and giving depositions or testimony. Notwithstanding the foregoing, nothing in this Agreement will be construed to prevent you from testifying truthfully and completely at an administrative hearing, a deposition, or in court in response to a lawful subpoena or as otherwise required by law, in any litigation or proceeding involving you. You agree to promptly notify Delcath as immediately as possible if you are subpoenaed or otherwise required or asked to testify in any proceeding involving Delcath so it has sufficient time to move to quash or otherwise lawfully prevent such testimony.

9. Confidentiality and Nondisparagement.

a. You promise and agree not to discuss or disclose, directly or indirectly, in any manner whatsoever, any information regarding either (i) the contents and terms of this Agreement, or (ii) the substance and/or nature of any dispute between Delcath and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or as required by law.

b. You promise and agree not to make or induce any other person to make derogatory or disparaging statements of any kind, oral or written, regarding the Released Parties (as defined in Section 3.e.) to any person or organization whatsoever.

c. Provided, however, that nothing in this Section or elsewhere in this Agreement will limit (i) your obligation to give truthful testimony or information to a court or governmental agency when required to do so by subpoena, court order, law, or administrative regulation, or (ii) your legal right to testify, assist, or participate in an investigation, hearing or proceeding conducted regarding a charge of discrimination filed with a governmental agency.

10. Code Section 409A. It is intended that any amounts payable under this Agreement will be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and this Agreement will be interpreted in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. This Agreement will be amended (as determined by Delcath) to the extent necessary to comply with Code Section 409A. In all cases, for purposes of compliance with Code Section 409A, “termination of employment” will have the same meaning as “separation from service” as defined in Code Section 409A. Further, notwithstanding any provision to the contrary in this Agreement, if you are deemed by Delcath (or any successor entity thereto) at the time of your separation from service to be a “specified employee” within the meaning of Code Section 409A, and if any of the payments upon separation from service set forth herein are deemed to be “deferred compensation,” then, to the extent required for compliance with Code Section 409A, such payments will not commence prior to the earliest of (i) the expiration of the six-month period measured from the date of your separation from service with Delcath, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A (hereinafter, the “Delayed Commencement Date”). On the Delayed Commencement Date, Delcath will pay all payments delayed pursuant to this paragraph to you in a lump sum, and any remaining payments due will be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. In no event whatsoever will Delcath be liable for any additional tax, interest, or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

11. Limitation on Change of Control Payments. In the event that you would, except for this sentence, be subject to a tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) or any successor provision that may be in effect, as a result of “parachute payments” (as that term is defined in Section 280G(b)(2)(A) of the Code) made pursuant to this Agreement and/or any other agreement, plan, program or arrangement, or a deduction would not be allowed to Delcath for all or any part of such payments by reason of Section 280G(a) of the Code, or any successor provision that may be in effect, such payments/benefits due under this Agreement will be reduced to reduce the aggregate “present value” (as that term is defined in Section 280G(d)(4) of the Code) of such payments to $1.00 less than an amount equal to three times your “base amount” (as that term is defined in Section 280G(b)(3) and (d)(1) and (2) of the Code) to the end that you are not subject to tax pursuant to Section 4999 and no deduction is disallowed by reason of Section 280G(a). However, the preceding sentence will not apply (i.e., no payments/benefits due under this Agreement will be reduced) if reducing the payments/benefits due under this Agreement would yield you more than $10,000 less of the aforementioned parachute payments after taxes (including, without limitation, all federal, state and local income taxes and excise taxes) than not reducing such payments/benefits.

12. Remedies. If you breach any term of this Agreement, Delcath will be entitled to its available legal and equitable remedies.

13. Non-Admission. It is expressly understood that this Agreement does not constitute, nor will it be construed as, an admission by Delcath or you of any liability or unlawful conduct whatsoever. Delcath and you specifically deny any liability or unlawful conduct.

14. Resignation. Effective as of the Separation Date, you hereby resign as an officer and director of Delcath and any subsidiary or affiliate of Delcath (including but not limited to Delcath Systems Limited, Delcath Holdings Limited, Delcath Systems UK Limited, Delcath Systems GmbH, and Delcath Systems, B.V.), and as a fiduciary of any benefit plan of Delcath and any affiliated entities, and you agree to execute any and all documents necessary or required to effectuate such resignation.

15. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of Delcath; provided, however, that if you die before you have received all the payments described in Sections 1.b., 1.c., 1.e., 2.a. and 2.b. of this Agreement, the unpaid payments will be paid to your estate on the same terms and conditions as described in this Agreement. The rights and obligations of this Agreement will inure to the successors and assigns of Delcath. Delcath will not permit a Change of Control unless the transferee(s) or successor(s) (individually and collectively, a “Transferee”) expressly agree(s) in writing, prior to or at the time of the Change of Control, to assume and perform this Agreement in the same manner and to the same extent that Delcath is required to perform it. Furthermore, whether or not Delcath so assigns its obligations hereunder to a Transferee, the Transferee will be deemed to have assumed and will be bound by Delcath’s obligations hereunder. Except as provided in this Section 15, Delcath will not be entitled to assign its obligations hereunder and any such purported assignment will be null and void, without force or effect. Any provision above of this Section 15 to the contrary notwithstanding, no assignment by Delcath of its obligations under this Agreement, and no assumption thereof by any Transferee, will relieve Delcath that is the original party to this Agreement of its obligations under this Agreement. This Agreement will remain in full force and effect notwithstanding any Change of Control and in the case of any merger or consolidation will be the obligation of the surviving entity. For purposes of this Agreement, “Change of Control” will mean a “Change of Control” as that term is defined in Section 17.2 of the Delcath Systems, Inc. 2009 Stock Incentive Plan, As Amended.

16. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court will modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term will be severed and all other terms of this Agreement will remain in effect.

17. Law Governing.

a. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. THE PARTIES HEREBY AGREE THAT ANY LEGAL DISPUTE WILL BE VENUED IN NEW YORK COUNTY, NEW YORK.

b. Except as set forth in Section 17(d) below, any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, will, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association, venued in New York County or such other location as mutually agreed in writing. The award of the arbitrator will be final and binding upon the parties. The parties hereto agree that (i) one arbitrator will be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) the arbitrator will have the power to award injunctive relief or to direct specific performance, (iii) each of the parties, unless otherwise required by applicable law and except as described in Section 17.b.(v) below, will bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration, (iv) the arbitrator will award to the prevailing party a sum equal to that party’s share of the arbitrator’s and administrative fees of arbitration; and (v) if you are the prevailing party, the arbitrator may award you attorneys’ fees incurred by you in the arbitration up to a maximum total of $50,000.00. Nothing in this Section 17 will be construed as providing you a cause of action, remedy, or procedure that you would not otherwise have under this Agreement or the law.

c. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

d. Notwithstanding anything to the contrary, Delcath is not required to arbitrate any actions or claims relating to the Confidentiality Agreement or any other obligations you may have under any other agreement or agreements with Delcath containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, and/or similar provisions.

18. Full Agreement. This Agreement contains the full agreement between you and Delcath and may not be modified, altered, or changed in any way except by written agreement signed by both parties. In signing this Agreement, you agree that you have not relied on any representations, statements or promises by Delcath or anyone else, whether oral or written, other than the express statements contained in this Agreement. This Agreement supersedes and terminates any and all other prior written and oral agreements and understandings between the parties, including but not limited to the Employment Offer Letter dated March 29, 2010, the Employment Agreement dated April 16, 2010, the Employment Agreement dated April 13, 2012 and the Executive Security Agreement dated January 8, 2014; provided, however, that this Agreement does not supersede or terminate the Indemnification Agreement between you and Delcath dated April 20, 2010, the 2009 Plan, or the Confidentiality Agreement, each of which will survive the termination of your employment with Delcath and will continue in full force and effect according to its terms; and, provided further, that if you have signed any other agreement or agreements with Delcath containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, and/or similar provisions, your obligations under such agreement(s) will continue in full force and effect according to their terms and will survive the termination of your employment.

19. Acknowledgment of Reading and Understanding. You have the right to consult with an attorney of your choice prior to signing this Agreement and Delcath encourages you to do so. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against Delcath and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have had adequate time to review this Agreement and to consult an attorney of your choice, you either have consulted with an attorney or voluntarily and knowingly chosen not to do so, and that you have entered into this Agreement knowingly and voluntarily.

20. Expiration of Offer. The soonest you may sign this Agreement is on the Separation Date; you may not sign this Agreement before the Separation Date. The offer contained in this Agreement will automatically expire at midnight on the twenty-first (21st) calendar day after you receive it not counting the date of receipt (the “Expiration Date”). After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, you should evidence your agreement to the terms of this Agreement by dating and signing both copies no later than the Expiration Date. After you sign the Agreement, you should promptly return one copy of this Agreement to Peter Benoit. You should keep the other copy for your records. If you do not sign this Agreement by the Expiration Date and promptly return it to Peter Benoit, then the offer contained in this Agreement will automatically be revoked and you will not receive the separation pay or benefits described in Section 2 of the Agreement.

Thank you for your service to Delcath. We wish you well in your future endeavors.

Sincerely,

DELCATH SYSTEMS, INC.

By:	/s/ Jennifer K. Simpson
Jennifer K. Simpson, PhD, MSN, CRNP
Interim President and Chief Executive Officer

[Signature page follows.]

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, PETER J. GRAHAM, acknowledge and agree to all of the following:

•	I have read this Separation Agreement and Release carefully.

•	I understand all of the terms of this Separation Agreement and Release and agree to them.

•	In signing this Separation Agreement and Release I have not relied on any statements or explanations made by Delcath except as specifically set forth in this Separation Agreement and Release.

•	I have had adequate time to consider whether to sign this Separation Agreement and Release and to consult an attorney of my choice, and either have consulted with an attorney or voluntarily and knowingly chosen not to do so.

•	I am voluntarily and knowingly entering into this Agreement and releasing my claims against Delcath, and the other persons and entities defined as the Released Parties, as set forth in this Separation Agreement and Release.

•	I intend this Separation Agreement and Release to be legally binding.

•	I declare under penalty of perjury that the foregoing is true and correct.

Accepted this 23 day of March, 2015.

/s/ Peter J. Graham PETER J. GRAHAM